Exhibit 10.5

New Brand Cashmere Products Co., Ltd

Purchase Contract

Supplier:	Neo-Concept Fashion (ZhongShan) Co., Ltd	Contract No. :	CN27-004/21
Buyer:	New Brand Cashmere Products Co., Ltd	P/O No.:	NB2004/21

After mutual agreement, this contract is signed in Shanghai and will be strictly enforced.

1.	Product name, Style, Manufacturer, Quantity, Amount, Delivery Date and Quantity:

Product Name	Product Description	Quantity (kgs)	Unit Price (RMB / per kg)	Amount (RMB)	Mark
Cashmere Sweater	NB2004/21	2,235.000	220.00	491,700.00	Delivery Date:

	Sum:	2,235.000		491,700.00

2.	The quantity requirement: The supplier should control the delivery quantity within the range of ±3% of the quantity ordered by the demand side; settlement between both parties should be based on the actual delivered quantity. The demand side only accepts a short or excess supply within 3%, and if the quantity exceeds this range without written confirmation from the demand side, the demand side has the right to demand compensation or return.

3.	Quality standard: The confirmed color, specification, and quality by both parties shall be the standard for receiving the goods (refer to the attachment).

4.	Delivery Method: If the purchase price includes shipping costs, the supplier is responsible for arranging transportation to the designated location of the buyer and unloading the goods, and the shipping costs are borne by the supplier. If the purchase price does not include shipping cost, the supplier is responsible for arranging transportation to the designated location of the buyer and unloading, and the shipping cost shall be borne by the buyer.

5.	Weight and feel are based on the confirmed sample; the inspection standard meets the requirements of the International Wool Bureau and must ensure that the supplied goods comply with clothing production standards. Color difference, washing color fastness, sticky color fastness, and friction fastness are controlled at 3 or above, and the washing shrinkage rate is controlled within ±5%.

6.	Deadline for raising objections: The quality guarantee period is 60 days from the date of receipt of the goods and acceptance into the warehouse. During the quality guarantee period, if the buyer discovers any quality problems with the goods, the buyer still has the right to choose to request the seller to replace or return the goods.

7.	Packaging Standards: The supplied goods must be packaged in at least plastic bags suitable for moisture and humidity prevention and easy loading and unloading. Cone yarn must be packed in paper boxes, and the outer box should indicate the color number and color name specified by the buyer. It must be ensured that the goods are not damaged during transportation.

8.	Payment and Settlement: Prior to shipping the goods, the supplier must provide proof of qualified goods. After 60 days from the date of notification from the buyer to the supplier to issue an invoice, the buyer shall pay the corresponding amount to the supplier.

9.	Breach of Contract Liability: The goods must comply with the standards of the International Wool Bureau. The buyer has the right to request the supplier to provide relevant testing certificates. If the supplier cannot provide the certificates, or if the buyer finds that the quality does not meet the requirements through self-testing, the buyer has the right to request compensation or return the goods.

10.	Dispute Resolution: In case of any dispute arising in the performance of this contract, the parties shall try to settle it through consultation. If consultation fails, both parties agree that the court having jurisdiction over the contract signing location shall have jurisdiction

11.	Other Matters: This contract is made in duplicate, with each party holding one copy. It shall come into effect from the date when the authorized representatives of both parties sign and affix their respective seals on the contract.

Supplier (Stamped):		Buyer (Stamped):
Company Name:	Neo-Concept Fashion (ZhongShan) Co., Ltd	Company Name:	New Brand Cashmere Products Co., Ltd
Signing Date:	20/6/2021	Signing Date:	20/6/2021